                       [VION PHARMACEUTICALS, INC. LOGO]


                           COMPANY CONTACT:  VION PHARMACEUTICALS, INC.
                                             Howard B. Johnson, President
                                             (203) 498-4210 phone


VION REPORTS 2004 SECOND QUARTER AND SIX MONTH FINANCIAL RESULTS

NEW HAVEN, CT, AUGUST 10, 2004 - VION PHARMACEUTICALS, INC. (NASDAQ SMALLCAP:
VION) today announced results for the second quarter and six-month period ended June 30, 2004.

The Company reported a net loss of $3.7 million, or $0.07 per share, for the second quarter of 2004, compared to a net loss of $3.1 million, or $0.11 per share, for the same period in 2003. Weighted-average common shares outstanding for the three-month periods ended June 30, 2004 and 2003 were 55.3 million and
29.3 million, respectively. Total operating expenses were $3.9 million and $3.3 million for the three-month periods ended June 30, 2004 and 2003, respectively.

For the six-month period ended June 30, 2004, the net loss was $6.9 million, or $0.13 per share, compared to $5.6 million, or $0.19 per share, for the same period in 2003. Weighted-average common shares outstanding for the six-month periods ended June 30, 2004 and 2003 were 51.3 million and 29.1 million, respectively. Total operating expenses were $7.3 million and $5.8 million for the six-month periods ended June 30, 2004 and 2003, respectively.

The Company reported ending the quarter with $48.1 million in cash and cash equivalents. Based on current estimates, the Company expects its existing cash and cash equivalents will be sufficient to fund its operations into 2006.

Vion Pharmaceuticals, Inc. is developing novel agents for the treatment of cancer. Vion has two agents in Phase II clinical trials: Triapine(R), a potent inhibitor of a key step in DNA synthesis and CLORETAZINE(TM) (VNP40101M), a unique sulfonylhydrazine alkylating agent. Vion is also developing and has an option to license several heterocyclic hydrazones which have demonstrated potent anti-tumor activity in preclinical studies. Additional agents in preclinical studies include: KS119, a hypoxia-selective compound from the sulfonylhydrazine class and TAPET(R), a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its product development programs, visit the Company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's ability to secure external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K/A for the year ended December 31, 2003. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                         --Financial Statements Follow--

                           VION PHARMACEUTICALS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                       CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                             THREE MONTHS ENDED       SIX MONTHS ENDED
                                                    JUNE 30,              JUNE 30,
(In thousands, except per share data)          2004       2003        2004        2003
----------------------------------------------------------------------------------------
Revenues:
     Contract research grants               $     37    $     72    $    100    $    138
     Research and laboratory support fees         80          24         104          27
     Technology license fees                       8           6          17           6
                                            --------------------------------------------
         Total revenues                          125         102         221         171
                                            --------------------------------------------

Operating expenses:
     Clinical trials                           2,029       1,721       3,834       2,597
     Other research and development            1,162         887       2,119       1,856
                                            --------------------------------------------
         Total research and development        3,191       2,608       5,953       4,453
     General and administrative                  726         654       1,343       1,356
                                            --------------------------------------------
         Total operating expenses              3,917       3,262       7,296       5,809
                                            --------------------------------------------

Loss from operations                          (3,792)     (3,160)     (7,075)     (5,638)
    Interest income                              115          24         206          55
    Other income (expense)                         8          --         (24)         --
                                            --------------------------------------------
Loss before income taxes                      (3,669)     (3,136)     (6,893)     (5,583)
      Income tax provision (benefit)              --          --          34         (22)
                                            --------------------------------------------
Net loss                                    $ (3,669)   $ (3,136)   $ (6,927)   $ (5,561)
                                            ============================================
Basic and diluted loss per share            $  (0.07)   $  (0.11)   $  (0.13)   $  (0.19)
                                            ============================================
Weighted-average number of shares of
     common stock outstanding                 55,325      29,274      51,317      29,101
                                            ============================================



                          CONDENSED BALANCE SHEET DATA
                                   (UNAUDITED)

                                                   JUNE 30,   DEC. 31,
                                                     2004       2003
--------------------------------------------------------------------------------
                                                     (In thousands)
Cash, cash equivalents and short-term investments   $48,126   $15,719
Total assets                                         48,556    16,376
Total liabilities                                     4,415     4,454
Shareholders' equity                                 44,141    11,922
--------------------------------------------------------------------------------

                                      # # #